PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-225109

NEPHROS, INC.

1,970,365 Shares of Common Stock

The selling stockholders identified beginning on page 13 of this prospectus are offering on a resale basis a total of 1,970,365 shares of our common stock, of which 588,725 were issued or are issuable upon the exercise of certain warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Shares of our common stock are listed on the Nasdaq Capital Market under the ticker symbol “NEPH.” On October 15, 2019, the closing sales price for our common stock was $10.06 per share. The shares of common stock issued upon the exercise of warrants will also be listed on the Nasdaq Capital Market under the same ticker symbol. The warrants are not listed for trading on any stock exchange.

Investing in our common stock involves substantial risks. See “RISK FACTORS” beginning on page 9 of this prospectus to read about important factors you should consider before purchasing our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2019.

ABOUT THIS PROSPECTUS

We refer to Nephros, Inc. and its consolidated subsidiaries as “Nephros,” the “Company,” “we,” “our,” and “us.” This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus, as well as any information incorporated herein by reference, before making a decision whether to invest in the common stock. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated herein by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC, whether or not incorporated herein by reference, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.

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PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that is important to you. For a more complete understanding of our business, you should read this summary together with the more detailed information and financial statements incorporated by reference into this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 9 and the “Special Note Regarding Forward-Looking Statements” section beginning on page 9. This prospectus contains important information that you should consider when making your investment decision.

About the Company

We are a commercial-stage company that develops and sells high performance water purification products to the medical device and commercial markets.

In medical device markets, our filters, generally classified as ultrafilters, are used primarily by hospitals for the prevention of infection from water-borne pathogens, such as legionella and pseudomonas, and in dialysis centers for the removal of biological contaminants from water and bicarbonate concentrate. Because our ultrafilters capture contaminants as small as 0.005 microns in size, they minimize exposure to a wide variety of bacteria, viruses, fungi, parasites, and endotoxins.

In commercial markets, we manufacture and sell filters that improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Marketed under both the Nephros and AETHER™ brands, our products are used in the health care, food service, hospitality, and convenience store markets.

Our subsidiary, Specialty Renal Products, Inc. (“SRP”), is a development-stage medical device company focused primarily on developing hemodiafiltration (“HDF”) technology. SRP is developing a second generation of the OLpūr H2H Hemodiafiltration System, the only U.S. Food and Drug Administration (“FDA”) 510(k)-cleared medical device that enables nephrologists to provide HDF treatment to patients with end stage renal disease (“ESRD”).

On December 31, 2018, we entered into a Membership Interest Purchase Agreement (the “Agreement”) with Biocon1, LLC, a Nevada limited liability company (“Biocon”), Aether Water Systems, LLC, a Nevada limited liability company (“Aether”), and Gregory Lucas, the sole member of each of Biocon and Aether. Pursuant to the terms of the Agreement, we acquired 100% of the outstanding membership interests of each of Biocon and Aether (the “Biocon Acquisition”).

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis. We have extended our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Reverse Stock Split

On July 9, 2019, we effected a reverse stock split, in which every 9 shares of our common stock issued and outstanding immediately prior to the effective time, which was 5:30 p.m. ET on July 9, 2019, were combined into one share of common stock. Fractional shares were not issued and stockholders who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split received an amount in cash equal to $5.58 per share for such fractional interests. The number of shares of our common stock issued and outstanding was reduced from approximately 69,000,000 to approximately 7,700,000. Unless otherwise indicated all share and per-share amounts in this prospectus have been adjusted to reflect the effect of the reverse stock split, including periods prior to the reverse stock split.

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Our Products

Water Filtration Products

We develop and sell liquid filtration products used in both medical and commercial applications, employing multiple filtration technologies.

In medical markets, our primary filtration mechanism is to pass liquids through the pores of polysulfone hollow fiber. Our filters’ pores are significantly smaller than those of competing products, resulting in highly effective elimination of water-borne pathogens, including legionella bacteria (the cause of Legionnaires disease) and viruses, which are not eliminated by most other microbiological filters on the market. Additionally, the fiber structure and pore density in our hollow fiber enables significantly higher flow rates than in other polysulfone hollow fiber.

In commercial markets, with our recent addition of the Aether product line, carbon-based absorption is the primary filtration mechanism. Aether products allow us to improve water’s odor and taste, to reduce scale and heavy metals, and to reduce other water contaminants for customers who are primarily in the food service, convenience store, and hospitality industries.

The Biocon business acquisition has the potential to generate accretive revenue growth in at least three potential ways. First, we expect the business to continue its rapid organic growth, which it was experiencing before being acquired. Second, cross-selling opportunities are generated by offering taste/odor-focused products to the medical device markets, as well as pathogen-focused filtration to the commercial markets. Finally, as part of our larger Nephros organization, Aether may be able to compete for larger filtration contracts than may have been available to it as a smaller, independent firm. With only six months of results thus far, it is still too early to judge each of these strategies.

Our sales strategy is a combination of direct selling to end customers and indirect selling through value-added resellers (“VARs”). Leveraging VARs has enabled us to expand rapidly our access to target customers in the medical market without significant sales staff expansion. In addition, while we are currently focused in medical markets, the VARs that support these customers also support a wide variety of commercial and industrial customers. We believe that our VAR relationships will facilitate growth in filter sales outside of the medical industry.

Target Markets

Our ultrafiltration products currently target the following markets:

●	Hospitals and Other Healthcare Facilities: Filtration of water for washing and drinking as an aid in infection control. The filters produce water that is suitable for wound cleansing, cleaning of equipment used in medical procedures, and washing of surgeons’ hands. In addition, we have recently begun development of a broad-spectrum diagnostic tool for our hospital and other health care customers to provide them with the ability to assess water safety risks on a real-time basis.

●	Dialysis Centers: Filtration of water or bicarbonate concentrate used in hemodialysis.

●	Commercial Facilities: Filtration and purification of water for consumption, including for use in ice machines and soft drink dispensers.

●	Military and Outdoor Recreation: Individual water purification devices used by soldiers and backpackers to produce drinking water in the field, as well as filters customized to remote water processing systems.

Hospitals and Other Healthcare Facilities. According to the American Hospital Association, approximately 6,200 hospitals, with approximately 931,000 beds, treated over 36 million patients in the United States in 2017. The U.S. Centers for Disease Control and Prevention estimates that healthcare associated infections (“HAI”) occurred in approximately 1 out of every 31 hospital patients, or about 687,000 patients in 2015. HAIs affect patients in hospitals or other healthcare facilities and are not present or incubating at the time of admission. They also include infections acquired by patients in the hospital or facility, but appearing after discharge, and occupational infections among staff. Many HAIs are caused by waterborne bacteria and viruses that can thrive in aging or complex plumbing systems often found in healthcare facilities.

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The Affordable Care Act, passed in March 2010, puts in place comprehensive health insurance reforms that aim to lower costs and enhance quality of care. With its implementation, healthcare providers have substantial incentives to deliver better care or be forced to absorb the expenses associated with repeat medical procedures or complications like HAIs. As a consequence, hospitals and other healthcare facilities are proactively implementing strategies to reduce HAI potential. Our ultrafilters are designed to aid in infection control in the hospital and healthcare setting by treating facility water at the points of delivery, such as ice machines, sinks and showers.

In June 2017, the Center for Clinical Standards and Quality at the Centers for Medicare and Medicaid Services (“CMS”) announced the addition of requirements for facilities to develop policies and procedures that inhibit the growth and spread of legionella and other opportunistic pathogens in building water systems. Going forward, CMS surveyors will review policies, procedures, and reports documenting water management implementation results to verify that facilities are compliant with these requirements. We believe that these CMS regulations may have a positive impact on the sale of our HAI-inhibiting ultrafilters.

We currently have FDA 510(k) clearance on the following portfolio of medical device products for use in the hospital setting to aid in infection control:

●	The DSU H is an in-line, 0.005-micron ultrafilter that provides dual-stage protection from water borne pathogens. The DSU H is primarily used to filter potable water feeding ice machines, sinks, and medical equipment, such as endoscope washers and surgical room humidifiers. The DSU H has an up to 6-month product life when used in a hospital setting.

●	The SSU H is an in-line, 0.005-micron ultrafilter that provides single-stage protection from water borne pathogens. The SSU H is primarily used to filter potable water feeding sinks, showers and medical equipment. The SSU H has an up to 3-month product life when used in a hospital setting.

●	The S100 is a point-of-use, 0.01-micron microfilter that provides protection from water borne pathogens. The S100 is primarily used to filter potable water feeding sinks and showers. The S100 has an up to 3-month product life when used in a hospital setting.

●	The HydraGuardTM and HydraGuardTM - Flush are 0.005-micron cartridge ultrafilters that provide single-stage protection from water borne pathogens. The HydraGuard TM ultrafilters are primarily used to filter potable water feeding ice machines and medical equipment, such as endoscope washers and surgical room humidifiers. The HydraGuard TM has an up-to 6-month product life and the HydraGuard TM - Flush has an up to 12-month product life when used in a hospital setting.

We received FDA 510(k) clearance to market the HydraGuardTM in December 2016 and began shipping it in July 2017. We began shipping the HydraGuard TM - Flush in September 2017. The DSU H, SSU H, and S100 products received FDA 510(k) clearance in prior years.

Our complete hospital infection control product line, including in-line, point-of-use, and cartridge filters, can be viewed on our website at http://www.nephros.com/infection-control/. We are not including the information on our website as a part of, nor incorporating it by reference into, this Quarterly Report on Form 10-Q.

In addition, we are currently developing a diagnostic product designed to enable real-time diagnoses of water borne pathogens, which we expect will complement our medical water filtration products. We plan to offer the product initially to customers and prospective customers that focus on infection control, including hospitals, dialysis centers, and other health care facilities. Following initial launch, we plan to market the product to other markets as well, including those addressed by our AETHER product lines.

Based on discussions with potential partners and customers, we expect the water pathogen diagnostics tool to lead to significantly increased sales, as well as to position ourselves as a strategic vendor in the water quality market, providing diagnostics expertise as well as filtration products. We expect to launch this product line in late 2019 and to provide additional product details in the coming quarters.

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Dialysis Centers - Water/Bicarbonate. To perform hemodialysis, all dialysis clinics have dedicated water purification systems to produce water and bicarbonate concentrate, two essential ingredients for making dialysate, the liquid that removes waste material from the blood. According to the American Journal of Kidney Diseases, there are approximately 6,500 dialysis clinics in the United States servicing approximately 468,000 patients annually. We estimate that there are over 100,000 hemodialysis machines in operation in the United States.

Medicare is the main payer for dialysis treatment in the United States. To be eligible for Medicare reimbursement, dialysis centers must meet the minimum standards for water and bicarbonate concentrate quality set by the Association for the Advancement of Medical Instrumentation (“AAMI”), the American National Standards Institute (“ANSI”) and the International Standards Organization (“ISO”). We anticipate that the stricter standards approved by these organizations in 2009 will be adopted by Medicare in the near future.

We currently have FDA 510(k) clearance on the following portfolio of medical device products for use in the dialysis setting to aid in bacteria, virus, and endotoxin retention:

●	The DSU D, SSU D and SSUmini are in-line, 0.005-micron ultrafilters that provide protection from bacteria, viruses, and endotoxins. All of these products have an up to 12-month product life in the dialysis setting and are used to filter water following treatment with a reverse osmosis (“RO”) system, and to filter bicarbonate concentrate. These ultrafilters are primarily used in the water lines and bicarbonate concentrate lines leading into dialysis machines, and as a polish filter for portable RO machines.

●	The EndoPur is a 0.005-micron cartridge ultrafilter that provides single-stage protection from bacteria, viruses, and endotoxins. The EndoPur has an up to 12-month product life in the dialysis setting, and is used to filter water following treatment with an RO system. More specifically, the EndoPur is used primarily to filter water in large RO systems designed to provide ultrapure water to an entire dialysis clinic. The EndoPur is available in 10”, 20”, and 30” configurations.

The EndoPur is a cartridge-based, “plug and play” market entry that requires no plumbing at installation or replacement. In March 2017, we received FDA 510(k) clearance to market the EndoPur filter. We began shipping the EndoPur 10” filter in July 2017 and the 20” and 30” versions in September 2017.

Commercial and Industrial Facilities. Our commercial NanoGuard® product line accomplishes ultrafiltration via small pore size (0.005 micron) technology, filtering bacteria and viruses from water. Our recent acquisition of Biocon and Aether - marketed under the AETHER® brand - expands our product line to include additional water filtration and purification technologies, primarily focused on improving odor and taste and on reducing scale and heavy metals from filtered water.

We currently market the following portfolio of proprietary products for use in the commercial, industrial, and food service settings:

●	The NanoGuard®-D is an in-line, 0.005-micron ultrafilter that provides dual-stage retention of any organic or inorganic particle larger than 15,000 Daltons.

●	The NanoGuard®-S is an in-line, 0.005-micron ultrafilter that provides single-stage retention of any organic or inorganic particle larger than 15,000 Daltons.

●	The NanoGuard®-E is a 0.005-micron ultrafilter cartridge that plugs into an Everpure® filter manifold and provides single-stage retention of any organic or inorganic particle larger than 15,000 Daltons.

●	The NanoGuard®-C is a 0.005-micron cartridge ultrafilter that fits with most 10”, 20”, 30” and 40” cartridge housings and provides single-stage retention of any organic or inorganic particle larger than 15,000 Daltons.

●	The NanoGuard®-F is a 0.005-micron flushable cartridge ultrafilter, available in 10” or 20” sizes and provides single-stage retention of any organic or inorganic particle larger than 15,000 Daltons.

●	The AETHER® Sediment filter provides a 1-micron barrier to retain sediment, dirt, rust particles and other solids in potable water.

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●	The AETHER® Carbon Block filter is a carbon-based filter to improve and taste and odor and reduce levels of chlorine and heavy minerals.

●	The AETHER® Scale filter uses proprietary technology to reduce the development of lime scale build-up in downstream equipment and surfaces.

●	The AETHER® Carbon + Scale filter combines a carbon-based filter with the AETHER® Scale technology in a single filter.

●	The Nephros Lead Filter System filters both particulate lead and soluble lead, tested to reduce 99% of 150ppb soluble lead in potable water.

AETHER® products combine effectively with NanoGuard® ultrafiltration technologies to offer full-featured solutions to the commercial water market, including to existing users of Everpure® filter manifolds. AETHER® and NanoGuard® products are targeted primarily at the food service, hospitality, convenience store and industrial markets.

Military and Outdoor Recreation. We developed our individual water treatment device (“IWTD”) in both in-line and point-of-use configurations. Our IWTD allows a soldier in the field to derive drinking water from any freshwater source. This enables the soldier to remain hydrated, to help maintain mission effectiveness and unit readiness, and to extend mission reach. Our IWTD has been validated by the military to meet the NSF Protocol P248 standard. It has also been approved by the U.S. Army Public Health Command and the U.S. Army Test and Evaluation Command for deployment.

In May 2015, we entered into a Sublicense Agreement (the “Sublicense Agreement”) with CamelBak Products, LLC (“CamelBak”). Under this Sublicense Agreement, we granted CamelBak an exclusive, non-transferable, worldwide (with the exception of Italy) sublicense and license, in each case solely to market, sell, distribute, import and export the IWTD. In exchange for the rights granted to CamelBak, CamelBak agreed, through December 31, 2022, to pay us a percentage of the gross profit on any sales made to a branch of the U.S. military, subject to certain exceptions, and to pay us a fixed per-unit fee for any other sales made. CamelBak was also required to meet or exceed certain minimum annual fees payable to us, and, if such fees are not met or exceeded, we may convert the exclusive sublicense to a non-exclusive sublicense with respect to non-U.S. military sales. In the first quarter of 2019, the Sublicense Agreement was amended to eliminate the minimum fee obligations starting May 6, 2018 and, as such, Camelbak has no further minimum fee obligations. Camelbak product sales have been slower than originally hoped. However, military contracts often take years to close, and we remain optimistic about these products and markets.

Specialty Renal Products: HDF System

Introduction to HDF

The current standard of care in the United States for patients with chronic renal failure is hemodialysis (“HD”), a process in which toxins are cleared via diffusion. Patients typically receive HD treatments at least 3 times weekly for 3-4 hours per treatment. HD is most effective in removing smaller, easily diffusible toxins. For patients with acute renal failure, the current standard of care in the United States is hemofiltration (“HF”), a process where toxins are cleared via convection. HF offers a much better removal of larger sized toxins when compared to HD; however, HF treatment is more challenging for patients, as it is performed on a daily basis, and typically takes 12-24 hours per treatment.

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Hemodiafiltration (“HDF”) is an alternative dialysis modality that combines the benefits of HD and HF into a single therapy by clearing toxins using both diffusion and convection. Though not widely used in the United States, HDF is prevalent in Europe and is performed for a growing number of patients. Clinical experience and literature show the following clinical and patient benefits of HDF:

●	Enhanced clearance of middle and large molecular weight toxins

●	Improved survival - up to a 35% reduction in mortality risk

●	Reduction in the occurrence of dialysis-related amyloidosis

●	Reduction in inflammation

●	Reduction in medication such as EPO and phosphate binders

●	Improved patient quality of life

●	Reduction in number of hospitalizations and overall length of stay

However, like HD, HDF can be resource-intensive and can require a significant amount of time to deliver one course of treatment.

Nephros HDF Background

Over the course of our history, we originally developed a medical device that enabled a standard HD machine to perform HDF. We refer to our approach as an on-line mid-dilution hemodiafiltration (“mid-dilution HDF”) system. Our original solution included an OLpūr H2H Hemodiafiltration Module (“H2H Module”), an OLpūr MD 220 Hemodiafilter (“HDF Filter”) and an H2H Substitution Filter (“Dialysate Filter”).

Our H2H Module attaches to a standard HD machine to perform on-line HDF therapy. The HD machine controls and monitors the basic treatment functions, as it would normally when providing HD therapy. The H2H Module is a free-standing, movable device that is placed next to either side of an HD machine. The H2H Module connects to the clinic’s water supply, drain, and electricity.

The H2H Module utilizes the HDF Filter, and is very similar to a typical hollow fiber dialyzer assembled with a single hollow fiber bundle made with a high-flux (or high-permeability) membrane. The fiber bundle is separated into two discrete, but serially connected, blood paths. Dialysate flows in one direction that is counter-current to blood flow in Stage 1 and co-current to blood flow in Stage 2.

In addition to the HDF Filter, the H2H Module also utilizes a Dialysate Filter during patient treatment. The Dialysate Filter is a hollow fiber, ultrafilter device that consists of two sequential (redundant) ultrafiltration stages in a single housing. During on-line HDF with the H2H Module, fresh dialysate is redirected by the H2H Module’s hydraulic (substitution) pump and passed through this dual-stage ultrafilter before being infused as substitution fluid into the extracorporeal circuit. Providing ultrapure dialysate is crucial for the success of on-line HDF treatment.

Our original HDF system conformed with current ANSI/AAMI/ISO standards and was cleared by the FDA for the treatment of patients with chronic renal failure in 2012. To date, our HDF System is the only HDF system cleared by the FDA.

Over the last four years, DaVita Healthcare Partners, the Renal Research Institute (a research division of Fresenius Medical Care), and Vanderbilt University conducted post-market evaluations of our hemodiafiltration system in their clinics. We gathered direct feedback from these evaluations to develop a better understanding of how our system best fits into the current clinical and economic ESRD treatment paradigm. The ultimate goal of the evaluations was to better understand the potential for HDF, in the U.S. clinical setting in order to (a) improve the quality of life for the patient, (b) reduce overall expenditure compared to other dialysis modalities, (c) minimize the impact on nurse work flow at the clinic, and (d) demonstrate the pharmacoeconomic benefit of the HDF technology to the U.S. healthcare system, as has been done in Europe with other HDF systems. The last evaluation was concluded at Vanderbilt in the first quarter of 2018.

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Specialty Renal Products, Inc.

Leveraging the results of our evaluations, we recently completed development of a second-generation HDF machine prototype. We believe that the design changes will enable our HDF machine to better align with clinical work-flow practices, to be highly reliable, to simplify the training required for proficiency, and to have a dramatically lower cost of goods. We have filed for patent protection on key features of our updated design.

In July 2018, we formed a new subsidiary, Specialty Renal Products, Inc. (“SRP”), to drive the development of this second-generation HDF system. A prototype of the new second-generation HDF system has been constructed. We intend to fund the HDF program primarily with funds directly raised into SRP, including a $3 million Series A Preferred Stock financing round completed in September 2018. Pending FDA clearance, we believe we can return to the market with our HDF system in the first half of 2020.

Corporate Information

We were incorporated under the laws of the State of Delaware in April 1997. Our principal executive offices are located at 380 Lackawanna Place, South Orange, New Jersey 07079, and our telephone number is (201) 343-5202. We also have offices in Henderson, Nevada and Dublin, Ireland. For more information about Nephros, please visit our website at www.nephros.com.

Where You Can Find More Information

We make available free of charge on our website (www.nephros.com) our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We provide electronic or paper copies of filings free of charge upon request. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC at www.sec.gov.

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The Offering

The following summary describes the principal terms of the offering, but is not intended to be complete.

Securities Offered	1,970,365 shares of our common stock, of which 588,725 were issued or are issuable upon the exercise of certain warrants.

Use of Proceeds	We will not receive the proceeds from the sale of the shares by the selling stockholders, except for the warrant exercise price upon exercise of the warrants, which we expect to use to further develop our products and for general working capital purposes.

Risk Factors	The acquisition of our common stock involves substantial risks. See “Risk Factors” beginning on page 9 of this prospectus.

Ticker Symbol	NEPH

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks were to occur, our business, financial condition, and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements.” Such statements include those regarding the efficacy and intended use of our technologies under development, the timelines and strategy for bringing such products to market, the availability of funding sources for continued development of such products, and other statements that are not historical facts, including statements that may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to:

●	we face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues;

●	product-related deaths or serious injuries or product malfunctions could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products;

●	we face potential liability associated with the production, marketing and sale of our products, and the expense of defending against claims of product liability could materially deplete our assets and generate negative publicity, which could impair our reputation;

●	to the extent our products or marketing materials are found to violate any provisions of the U.S. Food, Drug and Cosmetic Act (the “FDC Act”) or any other statutes or regulations, we could be subject to enforcement actions by the U.S. Food and Drug Administration (the “FDA”) or other governmental agencies;

●	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;

●	we may not have sufficient capital to successfully implement our business plan;

●	we may not be able to effectively market our products;

●	we may not be able to sell our water filtration products or chronic renal failure therapy products at competitive prices or profitably;

●	we may encounter problems with our suppliers, manufacturers and distributors;

●	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;

●	we may not be able to obtain appropriate or necessary regulatory approvals to achieve our business plan;

●	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials;

●	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and

●	we may not be able to achieve sales growth in key geographic markets.

More detailed information about us and the risk factors that may affect the realization of forward-looking statements is set forth in our filings with the SEC, including our periodic reports filed with the SEC. We urge investors and security holders to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

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DESCRIPTION OF 2018 PRIVATE PLACEMENT

The following description is qualified in its entirety by the terms and conditions of the 2018 Stock Purchase Agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part. The following description may not contain all the information with respect to the 2018 Stock Purchase Agreement that is important to you. We encourage you to read the 2018 Stock Purchase Agreement in its entirety.

On April 10, 2018, we entered into a stock purchase agreement (the “2018 Stock Purchase Agreement”) with various accredited investors pursuant to which we agreed to sell in a private placement (the “2018 Private Placement”) a total of 726,735 shares of our common stock, par value $0.001 per share, at a cash purchase price equal to $4.05 per share. The closing of the sale of the shares was completed on April 10, 2018. The sale of the shares resulted in aggregate gross proceeds of approximately $2,900,000, before deducting expenses.

Registration Rights

We are required to maintain the effectiveness of the registration statement of which this prospectus forms a part until all of the shares issued in the 2018 Private Placement are sold or may be sold pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions and without the requirement that we be in compliance with the current public information requirements of Rule 144.

DESCRIPTION OF 2017 PRIVATE PLACEMENT

The following description is qualified in its entirety by the terms and conditions of the 2017 Securities Purchase Agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part, and the 2017 Warrants, the form of which is incorporated by reference into the registration statement of which this prospectus forms a part. The following description may not contain all the information with respect to the 2017 Securities Purchase Agreement and the 2017 Warrants that is important to you. We encourage you to read each of the 2017 Securities Purchase Agreement and the form of 2017 Warrant in its entirety.

On March 17, 2017, we entered into a securities purchase agreement (the “2017 Securities Purchase Agreement”) with various accredited investors pursuant to which we agreed to sell in a private placement (the “2017 Private Placement”) a total of 451,105 units of our securities, each unit consisting of one share of our common stock, par value $0.001 per share, and a five-year warrant to purchase one share of our common stock (the “2017 Warrants”). The closing of the sale of the units occurred on March 22, 2017. The purchase price for each unit was $2.70. The 2017 Warrants are exercisable at a price of $2.70 per warrant share. The sale of the units resulted in aggregate gross proceeds of approximately $1,218,000, before deducting expenses.

The 2017 Warrants

The 2017 Warrants have a five-year term and are exercisable at a price of $2.70 per share, subject to adjustment for stock splits, combinations and recapitalization events. The 2017 Warrants may be exercised for cash, provided that if, following the six-month anniversary of the issuance date of the 2017 Warrants, during the term of the 2017 Warrants there is not an effective registration statement under the Securities Act covering the resale of the shares issuable upon exercise of the 2017 Warrants, then the 2017 Warrants may be exercised on a cashless (net exercise) basis.

If we effect any merger or consolidation, or any sale of all or substantially all of our assets or the majority of our shares are acquired by a third party, or any tender offer or exchange offer is completed, or we effect any reclassification or compulsory share exchange, the holder of the 2017 Warrant will have the right to receive on the exercise of the 2017 Warrant the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger or reorganization had the 2017 Warrant been exercised immediately prior to the effective date of such transaction. Our consummation of any such transaction in which we are not the surviving entity will be contingent upon the assumption of the 2017 Warrants by the surviving party to such transaction.

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Registration Rights Agreement

In connection with the entry into the 2017 Securities Purchase Agreement, and as contemplated thereby, on March 17, 2017, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the purchasers. The registration statement of which this prospectus forms a part covers the resale of the shares of common stock issued in the 2017 Private Placement, including the shares issued upon the exercise of the 2017 Warrants. We are required to maintain the effectiveness of this registration statement until all of the shares issued pursuant to the 2017 Securities Purchase Agreement and the 2017 Warrants are sold or may be sold pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions and without the requirement that we be in compliance with the current public information requirements of Rule 144.

Placement Agent Compensation

In connection with the 2017 Private Placement, we paid to Maxim Group LLC, which served as our sole placement agent in connection with the offer and sale of the shares of common stock issued in the 2017 Private Placement and the 2017 Warrants, a cash fee equal to 7.5% of the gross proceeds from such sale. In addition, we issued to Maxim a warrant to purchase 9,023 shares of common stock. The form of the warrant issued to Maxim is substantially the same as the 2017 Warrants, except that the exercise price applicable to the warrant issued to Maxim will be $2.97 per share.

DESCRIPTION OF 2016 PRIVATE PLACEMENT

The following description is qualified in its entirety by the terms and conditions of the Note and Warrant Purchase Agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part, and the 2016 Warrants, the form of which is incorporated by reference into the registration statement of which this prospectus forms a part. The following description may not contain all the information with respect to the Note and Warrant Purchase Agreement and the 2016 Warrants that is important to you. We encourage you to read each of the Note and Warrant Purchase Agreement and the form of 2016 Warrant in its entirety.

On June 3, 2016, we entered into a note and warrant purchase agreement (the “Note and Warrant Purchase Agreement”) with various accredited investors pursuant to which we agreed to sell in a private placement (the “2016 Private Placement) an aggregate principal amount of $807,000 of our 11% Unsecured Promissory Notes (the “Notes”) and five-year warrants to purchase an aggregate of 179,343 shares of our common stock, par value $0.001 per share, at an exercise price of $2.70 per share (the “2016 Warrants”). On June 9, 2016, we conducted a second closing under the Note and Warrant Purchase Agreement with additional purchasers pursuant to which we issued an additional $380,000 principal amount of Notes and 2016 Warrants to purchase 84,448 shares of our common stock. Between the June 3 and June 9, 2016 closings, we issued Notes having an aggregate principal amount of $1,187,000 and 2016 Warrants to purchase an aggregate of 263,791 shares of common stock.

The 2016 Warrants

The 2016 Warrants have a five-year term and are exercisable at a price of $2.70 per share, subject to adjustment for stock splits, combinations and recapitalization events. The 2016 Warrants are required to be exercised for cash, provided that if, the shares issuable upon exercise of the 2016 Warrant are not freely resalable without restriction under the Securities Act, then the 2016 Warrants may be exercised on a cashless (net exercise) basis.

If we effect any merger or consolidation, or any sale of all or substantially all of our assets or the majority of our shares are acquired by a third party, or any tender offer or exchange offer is completed, or we effect any reclassification or compulsory share exchange, the holder of the 2016 Warrant will have the right to receive on the exercise of the 2016 Warrant the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger or reorganization had the 2016 Warrant been exercised immediately prior to the effective date of such transaction. Our consummation of any such transaction in which we are not the surviving entity will be contingent upon the assumption of the 2016 Warrants by the surviving party to such transaction.

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The Notes

The outstanding principal under the Notes initially bore interest at the rate of 11% per annum. During the term of the Notes, interest was payable in cash semi-annually in arrears. The entire outstanding principal and accrued interest was originally due in full on the third anniversary of the issuance of the Notes, but we repaid the notes in full, along with the remaining accrued interest, on March 30, 2018.

Registration Rights

Pursuant to the terms of the Note and Warrant Purchase Agreement, we granted the purchasers “piggy-back” registration rights, meaning that we are required to offer to the purchasers the right to include the shares issuable to such purchasers upon exercise of the 2016 Warrants in the next registration statement that we file under the Securities Act, subject to certain customary exceptions described in the Note and Warrant Purchase Agreement. Certain purchasers have elected to exercise such piggy-back rights in connection with the registration statement of which this prospectus forms a part.

DESCRIPTION OF 2015 PRIVATE PLACEMENT

The following description is qualified in its entirety by the terms and conditions of the 2015 Securities Purchase Agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part, and the 2015 Warrants, the form of which is incorporated by reference into the registration statement of which this prospectus forms a part. The following description may not contain all the information with respect to the 2015 Securities Purchase Agreement and the 2015 Warrants that is important to you. We encourage you to read each of the 2015 Securities Purchase Agreement and the form of 2015 Warrant in its entirety.

On May 12, 2015, we entered into a securities purchase agreement (the “Securities Purchase Agreement”), with various accredited investors pursuant to which we agreed to sell in a private placement (the “2015 Private Placement”) a total of 203,801 units of our securities, each unit consisting of one share of our common stock, par value $0.001 per share, and a five-year warrant to purchase one-half of one share of our common stock (the “2015 Warrants”). The closing of the sale of the units occurred on May 19, 2015. The purchase price for each unit was $6.03. The 2015 Warrants are exercisable at a price of $7.65 per warrant share. The sale of the units resulted in aggregate gross proceeds of approximately $1.23 million, before deducting expenses.

The 2015 Warrants

The 2015 Warrants have a five-year term and are exercisable at a price of $7.65 per share, subject to adjustment for stock splits, combinations and recapitalization events. The 2015 Warrants are required to be exercised for cash, provided that if during the term of the 2015 Warrants there is not an effective registration statement under the Securities Act covering the resale of the shares issuable upon exercise of the 2015 Warrants, then the 2015 Warrants may be exercised on a cashless (net exercise) basis.

If we effect any merger or consolidation, or any sale of all or substantially all of our assets or the majority of our shares are acquired by a third party, or any tender offer or exchange offer is completed, or we effect any reclassification or compulsory share exchange, the holder of the 2015 Warrant will have the right to receive on the exercise of the 2015 Warrant the kind and amount of securities, cash or other property which the holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger or reorganization had the 2015 Warrant been exercised immediately prior to the effective date of such transaction. Our consummation of any such transaction in which we are not the surviving entity will be contingent upon the assumption of the 2015 Warrants by the surviving party to such transaction.

Registration Rights

The registration statement of which this prospectus forms a part covers the resale of the shares of common stock issued in the 2015 Private Placement, including the shares issued upon the exercise of the 2015 Warrants. We are required to maintain the effectiveness of this registration statement until all of the shares issued pursuant to the 2015 Securities Purchase Agreement and the 2015 Warrants are sold or may be sold pursuant to Rule 144 under the Securities Act without volume restrictions.

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USE OF PROCEEDS

We will receive none of the proceeds from the sale of the shares by the selling stockholders, except for the warrant exercise price upon exercise of the 2015 Warrants, the 2016 Warrants and the 2017 Warrants, which would be used to further develop our products and for general working capital purposes.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 1,970,365 shares of our common stock, of which 588,725 were issued or are issuable upon the exercise of certain warrants.

The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of September 30, 2019, and after giving effect to this offering, except as otherwise referenced below.

			Number of
			shares
		Number of	offered by	Beneficial
	Shares	outstanding	selling	ownership
	beneficially	shares	stockholder	after
	owned	offered by	upon	offering (1)
	before	selling	exercise of	Number
Selling Stockholder	offering (1)	stockholder	warrants	of shares	Percent

Andrew Astor (2)	135,315	27,406	18,519	89,390	1.1%
Best Six, LLC (3)	24,875	16,583	8,292	-	*
Bumack LLC (4)	6,219	4,146	2,073	-	*
Cahr 1999 Saxony Dynastic Trust (5)	80,247	61,728	-	18,519	*
Darren Cahr	12,345	12,345	-	-	*
Crockett-Boragno Trust (6)	6,219	4,146	2,073	-	*
Stephen Dreier	43,210	24,691	-	18,519	*
Edwin A Levy Revocable Trust (7)	74,073	49,382	-	24,691	*
Anderson Evans (8)	13,648	5,962	4,630	3,056	*
Barbara Evans (9)	11,799	6,666	-	5,133	*
James M. Evans	5,664	-	4,445	1,219	*
Patricia M. and Preston W. Evans, JTWROS	2,499	1,666	833	-	*
Scarlett Evans (10)	13,926	5,962	4,630	3,334	*
The Farwell Family Trust (11)	268,703	122,222	-	146,481	1.9%
Franklin Associates, LLC (12)	12,439	8,292	4,147	-	*
Allan Gordon	2,500	1,666	834	-	*
Todd Haskins	15,372	7,407	7,408	557	*
Arlene R. and David Henick (13)	3,432	1,658	830	944	*
FirstFire Global Opportunities Fund LLC (14)	37,037	18,518	18,519	-	*
Hudson Bay Master Fund Ltd (15)	74,074	37,037	37,037	-	*
Intracoastal Capital, LLC (16)	74,074	37,037	37,037	-	*
Iroquois Capital Investment Group LLC (17)	37,037	18,518	18,519	-	*
Iroquois Master Fund Ltd. (17)	74,074	37,037	37,037	-	*
Karen Weil Revocable Trust u/a dtd 7/2/10 (18)	30,000	17,777	12,223	-	*
Kash Flow 18 LLC (19)	129,630	37,037	37,037	55,556	*
Ivan Kaufman	11,112	-	11,112	-	*
Lisa Kaufman	11,112	-	11,112	-	*
L1 Capital Global Opportunities Master Fund (20)	37,037	18,518	18,519	-	*

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Leon J. Laviolette	10,205	4,444	2,223	3,538	*
Stephen Todd Leis	6,218	4,145	2,073	-	*
Hsiao Dee Lieu	2,500	1,666	834	-	*
Lincoln Park Capital Fund, LLC (21)	202,777	105,554	97,223	-	*
Theodore James Mallinson	15,821	10,447	5,224	150	*
Maxim Partners LLC (22)	9,023	-	9,023	-	*
Richard Molinsky	24,738	13,405	11,333	-	*
PCG Holdings, Inc. (23)	37,037	18,518	18,519	-	*
Janet C. Persen (24)	57,411	3,462	1,732	52,217	*
Brian L. Pessin	131,081	74,074	-	57,007	*
Sandra F. Pessin	439,436	296,296	-	143,140	1.8%
PoC Capital, LLC (25)	6,111	6,111	-	-	*
Fredric R. Rosenberg	36,667	24,444	12,223	-	*
Matthew Rosenberg	111,482	22,222	11,112	78,148	1.0%
Michael Rosenberg	6,219	4,146	2,073	-	*
Seligman Rosenberg	14,770	8,291	4,146	2,333	*
Lewis Schneider (26)	172,322	29,629	24,075	118,618	1.5%
Robert W. Schubert	6,209	3,316	1,659	1,234	*
Joseph Schueller (27)	100,544	22,222	16,667	61,655	*
Lloyd B. Solomon	98,703	61,666	-	37,037	*
Peter Vasconcelos	6,219	4,146	2,073	-	*
James Waldron	12,500	8,333	4,167	-	*
Warberg WF V LP (28)	44,445	22,222	22,223	-	*
Norman M. Whitton	7,463	4,975	2,488	-	*
L.E. Luke Wilson	11,256	7,462	3,732	62	*
Windward Venture Partners (29)	96,129	37,037	37,037	22,055	*
TOTALS		1,381,640	588,725

* Denotes less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of September 30, 2019, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares. Percentage of shares beneficially owned after the resale of all the shares offered by this prospectus assumes there are outstanding 7,784,535 shares of common stock.

(2)	In addition to the shares offered hereby, beneficial ownership also includes 61,290 shares issuable upon exercise of options. Mr. Astor is our Chief Financial Officer and Chief Operating Officer.

(3)	Phyllis Rosenberg holds voting and/or dispositive power over the shares held by the selling stockholder.

(4)	Josh Lebewohl and Jeremy Lebewohl hold voting and/or dispositive power over the shares held by the selling stockholder.

(5)	Michael Cahr, trustee, holds voting and/or dispositive power over the shares held by the selling stockholder.

(6)	Michael Crockett, trustee, holds voting and/or dispositive power over the shares held by the selling stockholder.

(7)	Edwin A. Levy, trustee, holds voting and/or dispositive power over the shares held by the selling stockholder.

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(8)	Daron Evans, parent of the minor child, holds voting and/or dispositive power over the shares held by the selling stockholder. In addition to the shares offered hereby, beneficial ownership also includes warrants to purchase 1,112 shares of our common stock. Mr. Evans is our President and Chief Executive Officer and a member of our board of directors.

(9)	In addition to the shares offered hereby, beneficial ownership also includes warrants to purchase 4,445 shares of our common stock.

(10)	Daron Evans, parent of the minor child, holds voting and/or dispositive power over the shares held by the selling stockholder. In addition to the shares offered hereby, beneficial ownership also includes warrants to purchase 1,112 shares of our common stock. Mr. Evans is our President and Chief Executive Officer and a member of our board of directors.

(11)	G. Nicholas Farwell and Gail Farwell, trustees, hold voting and/or dispositive power over the shares held by the selling stockholder. In addition to the shares offered hereby, beneficial ownership also includes 268,703 shares held by G. Nicholas Farwell.

(12)	Harrison Rosenberg holds voting and/or dispositive power over the shares held by the selling stockholder.

(13)	In addition to the shares offered hereby, beneficial ownership also includes 422 shares of our common stock held by Arlene Henick and 522 shares of our common stock held by David Henick.

(14)	Eli Fireman holds voting and/or dispositive power over the shares held by the selling stockholder.

(15)	Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Mr. Gerber disclaims beneficial ownership over these securities.

(16)	Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the ordinary shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the ordinary shares and warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities.

(17)	Iroquois Capital Management, L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting and investment discretion over securities held by IMF. As President of Iroquois Capital, Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. Mr. Abbe has the authority and responsibility for the investments made on behalf of Iroquois Capital Investment Group LLC (“ICIG”). As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by, and underlying the 2017 Warrants (subject to any blocker provisions) held by, IMF and ICIG.

(18)	Karen Weil, trustee, holds voting and/or dispositive power over the shares held by the selling stockholder.

(19)	Peter Kash holds voting and/or dispositive power over the shares held by the selling stockholder. In addition to the shares offered hereby, beneficial ownership also includes warrants to purchase 55,556 shares of our common stock.

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(20)	David Feldman holds voting and/or dispositive power over the shares held by the selling stockholder.

(21)	Joshua Scheinfeld and Jonathan Cope, the principals of Lincoln Park are deemed to be beneficial owners of all shares of common stock owned by Lincoln Park. Messrs. Scheinfeld and Cope have shared voting and dispositive power over the shares being offered under this prospectus.

(22)	Michael Rabinowitz holds voting and/or dispositive power over the shares held by the selling stockholder.

(23)	Jeffrey Ramson holds voting and/or dispositive power over the shares held by the selling stockholder.

(24)	Ms. Persen is the spouse of Malcolm Persen, a director of the Company. In addition to the shares offered hereby, beneficial ownership also includes 14,802 shares issuable upon the exercise of options to purchase common stock held by Mr. Persen.

(25)	Daron Evans, managing director of PoC Capital, LLC, holds voting and/or dispositive power over the shares held by the selling stockholder. Mr. Evans is our President and Chief Executive Officer and a member of our board of directors.

(26)	In addition to the shares offered hereby, beneficial ownership also includes warrants to purchase 11,112 shares of our common stock.

(27)	In addition to the shares offered hereby, beneficial ownership also includes warrants to purchase 11,112 shares of our common stock and 22,222 shares of our common stock held by Joseph Schueller and Gisele Schueller – JTWROS.

(28)	Daniel I. Warsh holds voting and/or dispositive power over the shares held by the selling stockholder.

(29)	Peter Kozlowski holds voting and/or dispositive power over the shares held by the selling stockholder.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities issued in the 2018 Private Placement, the 2017 Private Placement, the 2016 Private Placement and the 2015 Private Placement, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.

These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

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●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with the Supplementary Material to FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

This prospectus relates to the shares of our common stock issued to the investors in the 2018 Private Placement, the shares of our common stock issued to the investors in the 2017 Private Placement, the shares of our common stock issued or issuable upon the exercise of the 2017 Warrants, the shares of our common stock issued or issuable upon the exercise of the 2016 Warrants, the shares of our common stock issued to the investors in the 2015 Private Placement, and the shares of our common stock issued or issuable upon the exercise of the 2015 Warrants.

For a further description of the 2017 Warrants, see “Description of 2017 Private Placement – The 2017 Warrants.” For a further description of the 2016 Warrants, see “Description of 2016 Private Placement – The 2016 Warrants.” For a further description of the 2015 Warrants, see “Description of 2015 Private Placement – The 2015 Warrants.”

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of December 31, 2018, we had issued and outstanding approximately:

●	7,179,559 shares of common stock;

●	Options to purchase 826,063 shares of our common stock at exercise prices ranging from $2.43 to $214.20, with a weighted average exercise price of $5.04; and

●	Warrants to purchase 738,070 shares of our common stock, including warrants to purchase 101,917 shares of our common stock at an exercise price of $7.65 per share with expiration dates in 2020, warrants to purchase 253,790 shares at an exercise price of $2.70 per share with expiration dates in 2021, and warrants to purchase 382,363 shares at an exercise price of $2.70 per share with expiration dates in 2022.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Our common stock is listed on the Nasdaq Capital Market under the symbol “NEPH.” As of September 30, 2019, there were approximately 64 holders of record of our common stock.

LEGAL MATTERS

The legality of the securities offered hereby have been passed upon for us by Fredrikson & Byron P.A., Minneapolis, Minnesota.

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EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2018 and 2017 incorporated by reference into this prospectus have been audited by Moody, Famiglietti & Andronico, LLP, an independent registered public accounting firm, as stated in their report.

Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public free of charge at the SEC’s website at www.sec.gov and on our website at www.nephros.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed) until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the year ended December 31, 2018;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

●	our Current Reports on Form 8-K filed on January 3, 2019, February 13, 2019, May 2, 2019, May 16, 2019, May 22, 2019, July 9, 2019, and August 13, 2019;

●	the description of our common stock contained in our registration statement on Form 8-A filed August 13, 2019, under the Securities Act, including any amendment or report filed for the purpose of updating such description; and

●	our definitive Proxy Statement on Schedule 14A filed on April 10, 2019, as supplemented on May 2, 2019.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nephros, Inc.

380 Lackawanna Place

South Orange, New Jersey 07079
Phone: (201) 343-5202

Copies of these filings are also available, without charge, on our website at www.nephros.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

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